Exhibit 5.1

IGLER AND PEARLMAN, P.A.

July 6, 2016

Atlantic Coast Financial Corporation

4655 Salisbury Road, Suite 110

Jacksonville, Florida 32256

Re:	Atlantic Coast Financial Corporation 2016 Omnibus Incentive Plan

Gentlemen:

We have acted as counsel for Atlantic Coast Financial Corporation, a Maryland corporation (the “Company”), in connection with the preparation and filing of a registration statement on Form S-8, as amended, under the Securities Act of 1933, as amended, with respect to 500,000 shares of Company common stock, $0.01 par value (the “Shares”), to be offered pursuant to the above-referenced plan (the “Plan”).

In rendering this opinion, we have relied upon, among other things, our examination of the Plan and such records of the Company and certificates of its officers and of public officials as we have deemed necessary.

Based upon the foregoing and the further qualifications stated below, we are of the opinion that:

1.	The Company is duly incorporated, validly existing and in good standing under the laws of the State of Maryland; and

2.	The Shares have been duly authorized and, when issued in accordance with the terms of the Plan, will be legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to such registration statement.

Very truly yours,

IGLER AND PEARLMAN, P.A.

/s/ Igler and Pearlman, P.A.